Exhibit 99.1

Chaparral Energy Announces Fourth Quarter and Full Year 2019 Financial and Operational Results
Oklahoma City, March 11, 2020 - Chaparral Energy, Inc. (NYSE: CHAP), (the “Company” or “Chaparral”) announced today its fourth quarter and full year 2019 financial and operational results. The Company will hold its quarterly earnings call Thursday, March 12, at 9 a.m. Central.

Highlights

•	Achieved fourth quarter 2019 production of 29.7 thousand barrels of oil equivalent per day (MBoe/d), exceeding the high end of guidance

◦
Delivered full year production, lease operating expense per barrel of oil equivalent (LOE/Boe), cash general & administrative expense per barrel of oil equivalent (G&A/Boe), and total capital expenditures within original production guidance and updated lower expense and capital guidance ranges

•
Reported net loss of $189.2 million for the fourth quarter of 2019, or $4.14 per share, primarily driven by a $169.7 million non-cash ceiling test impairment and non-cash mark to market losses on derivatives of $25.5 million; adjusted net income, as defined below, was $12.6 million, or $0.28 per share

◦
Reported net loss of $468.9 million for 2019, or $10.28 per share, primarily driven by a $430.7 million non-cash ceiling test impairment and non-cash mark to market losses on derivatives of $40.8 million; adjusted net income, as defined below, was $20.6 million, or $0.45 per share

•	Grew fourth quarter 2019 adjusted EBITDA, as defined below, to $46.7 million, an increase of 30% compared to the previous quarter

◦
Generated $154.5 million of adjusted EBITDA in full year 2019, an increase of 24% over 2018 despite oil (WTI) prices, natural gas (HH) prices and natural gas liquids (NGLs) realizations decreasing approximately 12%, 15% and 38% year over year

•	Increased year-end 2019 proved reserves to 96.6 million barrels of oil equivalent (“MMBoe”)

“We continue to extend our track record of strong operational results within our guidance ranges or better,” said Chief Executive Officer Chuck Duginski. “The accomplishments and hard work of the great team here at Chaparral are evident in our 2019 results. Chaparral has a strong, oil focused and geologically advantaged position in the oil window of the proven Mid-continent region. In 2019, we gr ew production and reserves, lowered LOE and G&A costs and expanded adjusted EBITDA to nearly $155 million, all accomplished in a difficult pricing environment.”

“The market is changing for energy companies and the turbulent environment has been difficult for many to navigate. Chaparral is adapting to the current conditions and preparing for the future. We must continue to differentiate ourselves and leverage our geological and technical expertise to high grade our acreage and maximize the impact of every capital dollar invested. As we remain focused on our goal of cash flow neutrality, we are aligning our capital spending with our revenues and improving the profitability of the business. We are committed to further driving down our LOE and G&A costs as well as our drilling and completion costs to improve margins and returns.”

“We are entering 2020 with significant flexibility in our operating plan derived from a high percentage of held-by-production acreage, short-term rig contracts, no minimum volume commitments and an attractive hedge book. We remain focused on operational and corporate cost reductions, while directing our drilling toward our best performing areas. Investing our cash prudently, delivering on our guidance, and continued strong operational performance are all key to moving toward cash flow neutrality. Chaparral’s flexible approach is not only designed to manage through the current cycle, but to position us to capture value and opportunities in the future.”

Operational Update
Production results continue to be driven by strong well performance. Chaparral’s production for the fourth quarter of 2019 was 29.7 MBoe/d, which exceeded the high end of the Company’s fourth quarter guidance range of 27.5 to 29.0 Mboe/d. As expected, due to timing associated with production from the Company’s multi-well pad drilling, production increased on a quarter-over-quarter basis by 14%. Production consisted of 32% oil, 31% natural gas liquids (NGLs) and 37% natural gas in the fourth quarter of 2019. Production for the full year 2019 was 26.3 MBoe/d, which represents a 28% increase from the previous year and was above the midpoint of the Company’s guidance range of 25.0 to 27.0 MBoe/d.

Production continues to be variable from quarter to quarter primarily due to pad drilling and timing of completions. In the fourth quarter, the Company had 10 new gross operated wells with first sales. In addition, nine wells were brought online late in the third quarter, which helped contribute to the quarter over quarter increase. Of the 10 wells with first sales in the fourth quarter, eight were in Canadian County and two were in Kingfisher County.

Chaparral’s CAPEX during the fourth quarter was $51.1 million. Of that amount, $42.4 million was related to drilling and completion (D&C) activities, which included $0.3 million of non-operated CAPEX.

Additionally, $3.7 million was invested in acquisitions and $1.2 million in workovers and other enhancement capital. The Company’s CAPEX for the full year 2019 was $269.8 million, of which D&C CAPEX was $228.8 million.

CAPEX (in millions)	Q4 2019	Full Year 2019
Acquisitions[1]	$3.7	$11.3
D&C2	$42.4	$228.8
Enhancements	$1.2	$9.8
Corporate Allocations[3]	$3.8	$19.9
Total CAPEX	$51.1	$269.8
1For Q4 2019 and full year 2019, includes non-cash acreage trades of $0.8 million and $1.4 million respectively
2For Q4 2019 and full year 2019, includes non-operated of $0.3 million and $7.0 million respectively and $0.1 million and $4.1 million of drilling joint venture respectively
3Includes capitalized G&A, capitalized interest and asset retirement obligations

Financial Summary
Chaparral reported a net loss of $189.2 million, or $4.14 per share, during the fourth quarter of 2019. The Company’s adjusted net income for the quarter was $12.6 million or $0.28 per share. The quarterly net loss included a $169.7 million non-cash ceiling test impairment charge primarily due to a decrease in the prices used to estimate its reserves as well as a $25.5 million non-cash loss in the fair value of hedge derivative instruments. Chaparral’s adjusted EBITDA for the fourth quarter was up 30% compared to the previous quarter to $46.7 million. For the full year 2019, adjusted EBITDA was $154.5 million, a 24% increase on a year-over-year basis from $125.1 million in 2018. This strong year-over-year increase was driven by increased production and lower operating costs, partially offset by lower pricing. The price change on a year-over-year basis had a significant impact with oil, NGL and gas realizations decreasing 13%, 38% and 23%, respectively.

Total gross commodity sales for the fourth quarter of 2019 were $72.5 million, which included $49.3 million from oil, $13.1 million from NGLs and $10.1 million from natural gas. This represents a 25% quarter-over-quarter increase compared to $58.0 million in the third quarter of 2019, driven by both increased production and improved pricing across all three revenue streams. For the full year, Chaparral recorded $256.2 million in total gross commodity sales, including $173.6 million from oil, $42.1 million from NGLs and $40.5 million in natural gas. This represents a 1% year-over-year decline compared to $258.8 million in 2018, driven by lower realized pricing nearly entirely offset by increased production.

Chaparral’s average realized price for crude oil, excluding derivative settlements, increased to $55.90 per barrel in the fourth quarter of 2019, up 2% from the third quarter of 2019. For the full year 2019, the average realized crude price was $55.79 per barrel, a decrease of 13% from 2018. Chaparral’s realized NGL price during the fourth quarter of 2019 was $15.55 per barrel, which represents a 24% quarter-over-quarter increase. For the full year 2019, the average realized NGL price was $15.04 per barrel, a decrease of 38% from 2018. The Company’s realized natural gas price during the fourth quarter of 2019 was $1.66 per thousand cubic feet (Mcf), which represents an increase of 11% compared to the third quarter of 2019. For the full year 2019, the average realized natural gas price was $1.83 per Mcf, a decrease of 23% from 2018.

Chaparral’s LOE for the fourth quarter of 2019 was $11.6 million, which was $0.8 million lower compared to the third quarter. LOE/Boe was $4.23, which was a reduction of 18% compared to $5.14 per Boe in the third quarter of 2019. For the full year, LOE was lower by $4.6 million or 9%, despite a 28% increase in production compared to 2018. LOE/Boe for 2019 was reduced significantly from $7.24 in 2018 to $5.17 in 2019, a decrease of 29%. The decrease in LOE/Boe as compared to the previous year was driven primarily by the increase in production and reduced saltwater disposal costs, along with efficiency improvements in the field operations.

To better align Chaparral’s G&A and overhead expenses with current industry conditions, the Company implemented two workforce reductions in 2019, one in August and one in November. Since the beginning of 2019, Chaparral has reduced its corporate and field workforce by approximately 37% and 40% respectively as well as implemented cost reduction initiatives that are expected to result in estimated annualized G&A savings of $7.5 million to $8.5 million. The full impact of these reductions is not reflected in the Company’s 2019 results, but should be fully realized in 2020.

During the fourth quarter of 2019, Chaparral’s net G&A expense was $10.8 million, or $3.94 per Boe, which was an increase of 38% compared to the $7.8 million in third quarter of 2019, and an increase of 22% on a per Boe basis. The increase was primarily driven by severance charges and increases in professional fees. Adjusted for severance charges and non-cash compensation, Chaparral’s cash G&A expense for the fourth quarter of 2019 was $6.1 million or $2.25 per Boe as compared to $6.1 million or $2.52 per Boe in the third quarter of 2019, representing an 11% decrease on a per Boe basis. Adjusted for severance charges and non-cash compensation, Chaparral’s cash G&A expense for full year 2019 was $25.2 million or $2.63 per Boe as compared to $27.6 million or $3.68 per Boe in 2018, representing a 29% annual decrease on a per Boe basis.

Q1 2020 Operational Guidance
For the first quarter of 2020, production is expected to be between 28.5 and 30.0 MBoe/d. The mid-point of this range is slightly lower than the fourth quarter of 2019 due to timing of new wells coming online. Chaparral entered 2020 with two active rigs drilling.

The Company has significant operational flexibility with a large proportion of the Company’s acreage held by production, no long-term rig contracts or minimum volume commitments and 2020 oil and gas hedges in place averaging over $51 and $2.70 respectively. Recognizing the recent amplified degree of commodity price and general market volatility, and equipped with this operational flexibility to react to the developing situation, Chaparral does not believe it is appropriate to issue full year guidance at this time. The Company continues to evaluate its full year operating plan and will issue full year guidance when appropriate.

Liquidity and Balance Sheet
The Company’s $325 million borrowing base was reaffirmed during its semi-annual fall redetermination, which closed on September 27, 2019. As of December 31, 2019, Chaparral had approximately $22.6 million in cash and cash equivalents and $130 million drawn under its $325 million borrowing base, with no significant debt maturities due until 2022.

In the second half of 2019, Chaparral took meaningful steps in reducing a portion of its secured debt. On August 29, the Company closed on the sale of the building housing its headquarters for $11.5 million. Proceeds from the sale were used to pay off the outstanding balance of the real estate note of $8.2 million and Chaparral estimates annualized savings of approximately $1 million will be achieved. In addition, the Company was successful in eliminating $9.8 million of financing lease obligations by novating the leases to the 2017 buyer of its EOR properties. Chaparral did not utilize any cash to eliminate this debt obligation.

In the fourth quarter of 2019, Chaparral had a non-cash ceiling test impairment of $169.7 million and $430.7 million for the full year 2019, primarily due to a decrease in SEC prices utilized to estimate our proved reserves. Additionally, in the fourth quarter of 2019, the Company had non-cash mark to market losses on its derivatives of $25.5 million and $40.8 million for the full year 2019.

2019 Reserves
Chaparral’s year-end SEC 2019 proved reserves increased to 96.6 MMBoe, which was a 2% year-over-year increase, despite a difficult pricing environment. The Company’s reserve estimates were prepared by third-party reserve consultant Cawley, Gillespie and Associates. The net present value of the Company’s year-end SEC proved reserves, discounted at 10% (“PV-10”), was approximately $514 million, which represents a decrease compared to the previous year despite an overall increase in reserves. Pricing negatively impacted total reserves by approximately 6.7 MMBoe and $252.8 million in PV-10 value. Chaparral’s reserves were classified as 67% proved developed and were 62% liquids and 38% natural gas.

The following table illustrates the change in Chaparral’s estimated net proved reserves from December 31, 2018 to December 31, 2019.

	Oil (MBbls)	Natural Gas (MMcf)	NGLs (MBbls)	Total (MBoe)
As of December 31, 2018	32,297	220,218	25,807	94,807
Extensions and Discoveries	4,766	48,967	8,343	21,271
Revisions[1]	(6,703)	(26,340)	1,166	(9,927)
Production	(3,111)	(20,095)	(2,799)	(9,593)
As of December 31, 2019	27,249	222,750	32,517	96,558
1Included in Revisions is a year over year negative impact due to pricing of approximately (6,662) MBoe.

Earnings Call Information
Chaparral will hold its financial and operating results call on Thursday, March 12, at 9 a.m. Central. Interested parties may access the call toll-free at 877-790-7727 and ask for the Chaparral Energy conference call 10 minutes prior to the start time. The conference ID number is 2098675. A live webcast of the call will also be available through the Investor section of the Company’s website. For those who cannot listen to the live call, a recording will be available shortly after the call’s conclusion at chaparralenergy.com/investors.

The Company has also provided an updated investor presentation for the quarter, which along with its form 10-K, will be available at chaparralenergy.com/investors, as well as the Securities and Exchange Commission’s website at sec.gov.
Statements made in this release contain “forward-looking statements.” These statements are based on certain assumptions and expectations made by Chaparral, which reflect management’s experience, estimates and perception of historical trends, current conditions, anticipated future developments, potential for reserves and drilling, completion of current and future acquisitions and growth, benefits of acquisitions, future competitive position and other factors believed to be appropriate. These forward-looking statements are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected. Among those risks, trends and uncertainties are our ability to find oil and natural gas reserves that are economically recoverable, the variability in targeted geological formations, reservoir depletion, the volatility of oil and natural gas prices, the uncertain economic conditions in the United States and globally, the decline in the reserve values of our properties that may result in ceiling test write-downs, our ability to replace reserves and sustain production, our estimate of the sufficiency of our existing capital sources, our ability to raise additional capital to fund cash requirements for future operations, the uncertainties involved in prospect development and property acquisitions or dispositions and in projecting future rates of production or future reserves, the timing of development expenditures and drilling of wells, the impact of natural disasters on our present and future operations, the impact of government regulation and the operating hazards attendant to the oil and natural gas business. Initial production (IP) rates are discreet data points in each well’s productive history. These rates are sometimes actual rates and sometimes extrapolated or normalized rates. As such, the rates for a particular well may decline over time and change as additional data becomes available. Peak production rates are not necessarily indicative or predictive of future production rates or economic rates of return from such wells and should not be relied upon for such purpose. The ability of the Company or the relevant operator to maintain expected levels of production from a well is subject to numerous risks and uncertainties, including those referenced and discussed above. In addition, methodology the Company and other industry participants utilize to calculate peak IP rates may not be consistent and, as a result, the values reported may not be directly and meaningfully comparable. Please read “Risk Factors” in our annual reports, form 10-K, form 10-Q or other public filings. We undertake no duty to update or revise these forward-looking statements.
About Chaparral
Chaparral Energy, Inc. (NYSE: CHAP) is an independent oil and natural gas exploration and production company headquartered in Oklahoma City. Founded in 1988, Chaparral has over 210,000 net surface acres in the Mid-Continent region. The Company is focused in the oil window of the Anadarko Basin in the heart of Oklahoma, where it has over 120,000 net acres. For more information, visit chaparralenergy.com.

Investor Contact
Scott Pittman
Chief Financial Officer
405-426-6700
investor.relations@chaparralenergy.com

Chaparral Energy, Inc. and Subsidiaries
Consolidated Statements of Operations

(in thousands, except share and per share data)	Three months ended			Twelve months ended
Revenues:	December 31, 2019	September 30, 2019	December 31, 2018	December 31, 2019	December 31, 2018
Net commodity sales	$65,986	$51,838	$60,734	$233,150	$242,569
Sublease revenue	—	799	1,198	3,195	4,793
Total revenues	65,986	52,637	61,932	236,345	247,362
Lease operating	11,568	12,372	12,174	49,605	54,219
Production taxes	3,683	2,925	3,677	13,290	13,150
Depreciation, depletion and amortization	27,615	28,021	24,123	109,633	87,888
Impairment of oil and gas assets	169,694	147,686	20,065	430,695	20,065
Impairment of other assets	781	—	—	7,188	—
General and administrative	10,773	7,809	10,075	34,210	38,793
Cost reduction initiatives	—	—	—	—	1,034
Other	—	269	403	1,075	2,036
Total costs and expenses	$224,114	$199,082	$70,517	$645,696	$217,185
Operating (loss) income	$(158,128)	$(146,445)	$(8,585)	$(409,351)	$30,177
Non-operating income (expense):
Interest expense	$(6,537)	$(5,994)	$(4,068)	$(22,666)	$(11,383)
Loss on extinguishment of debt	—	(1,624)	—	(1,624)	—
Derivative (losses) gains	(23,517)	23,601	91,761	(33,198)	19,297
(Loss) gain on sale of assets	(637)	141	17	(6)	(2,582)
Other income (expense) , net	22	(84)	125	(350)	248
Net non-operating income (expense)	(30,669)	16,040	87,835	(57,844)	5,580
Reorganization items, net	(447)	(530)	(382)	(1,753)	(2,392)
(Loss) gain before income taxes	(189,244)	(130,935)	78,868	(468,948)	33,365
Income tax expense	—	—	(77)	—	(77)
Net (loss) income	$(189,244)	$(130,935)	$78,945	$(468,948)	$33,442
Earnings per share:
Basic for Class A and Class B	$(4.14)	$(2.86)	$1.74	$(10.28)	$0.74
Diluted for Class A and Class B	$(4.14)	$(2.86)	$1.73	$(10.28)	$0.73
Weighted average shares used to compute earnings per share:
Basic for Class A and Class B	45,733,993	45,716,522	45,338,906	45,637,338	45,288,980
Diluted for Class A and Class B	45,733,993	45,716,522	45,746,712	45,637,338	45,730,171

Chaparral Energy, Inc. and Subsidiaries
Consolidated Balance Sheets

(dollars in thousands)	December 31, 2019	September 30, 2019	December 31, 2018
Assets
Current assets:
Cash and cash equivalents	$22,595	$21,534	$37,446
Accounts receivable, net	49,647	45,145	66,087
Inventories, net	3,730	3,915	4,059
Prepaid expenses	3,471	2,200	2,814
Derivative instruments	947	11,446	24,025
Total current assets	80,390	84,240	134,431
Property and equipment, net	9,217	14,265	43,096
Right of use assets from operating leases	2,444	5,853	—
Oil and natural gas properties, using the full cost method:
Proved	1,276,036	1,224,620	915,333
Unevaluated (excluded from the amortization base)	371,229	373,761	466,616
Accumulated depreciation, depletion, amortization and impairment	(754,379)	(558,339)	(221,431)
Total oil and natural gas properties	892,886	1,040,042	1,160,518
Derivative instruments	—	1,111	2,199
Held for sale assets	2,860	—	—
Other assets	635	393	425
Total assets	$988,432	$1,145,904	$1,340,669
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable and accrued liabilities	$64,558	$81,269	$73,779
Accrued payroll and benefits payable	10,963	6,970	10,976
Accrued interest payable	12,227	5,673	13,359
Revenue distribution payable	22,370	16,275	26,225
Long-term debt and financing leases, classified as current	594	586	12,371
Derivative instruments	11,957	70	—
Total current liabilities	122,669	110,843	136,710
Long-term debt and financing leases, less current maturities	421,392	400,518	295,100
Derivative instruments	5,075	3,022	1,542
Noncurrent operating lease obligations	917	1,239	—
Deferred compensation	165	175	540
Asset retirement obligations	21,073	22,384	22,090
Commitments and contingencies
Stockholders’ equity:
Preferred stock	—	—	—
Common stock	485	469	467
Additional paid in capital	977,174	978,525	974,616
Treasury stock	(6,110)	(6,107)	(4,936)
Accumulated deficit	(554,408)	(365,164)	(85,460)
Total stockholders' equity	417,141	607,723	884,687
Total liabilities and stockholders' equity	$988,432	$1,145,904	$1,340,669

Chaparral Energy, Inc. and subsidiaries
Consolidated Statements of Cash Flows

	Three months ended			Twelve months ended
(in thousands)	December 31, 2019	September 30, 2019	December 31, 2018	December 31, 2019	December 31, 2018
Cash flows from operating activities
Net loss	$(189,244)	$(130,935)	$78,945	$(468,948)	$33,442
Adjustments to reconcile net loss to net cash provided by operating activities
Depreciation, depletion and amortization	$27,615	$28,021	$24,123	$109,633	$87,888
Impairment of oil and gas assets	169,694	147,686	20,065	430,695	20,065
Impairment of other assets	781	—	—	7,188	—
Derivative losses (gains)	23,517	(23,601)	(91,761)	33,198	(19,297)
Loss (gain) on sale of assets	637	(141)	(17)	6	2,582
Loss on extinguishment of debt	—	1,624	—	1,624	—
Other	844	385	1,095	2,850	5,470
Change in assets and liabilities
Accounts receivable	(6,406)	6,862	406	14,040	(6,337)
Inventories	249	104	1,651	393	236
Prepaid expenses and other assets	(1,512)	(410)	(482)	(867)	(160)
Accounts payable and accrued liabilities	11,571	(6,296)	15,824	(13,114)	3,441
Revenue distribution payable	6,095	(10,550)	(2,246)	(3,855)	8,649
Deferred compensation	(720)	(318)	2,371	814	10,262
Net cash provided by operating activities	$43,121	$12,431	$49,974	$113,657	$146,241
Cash flows from investing activities
Expenditures for property, plant, and equipment and oil and natural gas properties	$(64,238)	$(56,396)	$(71,332)	$(267,068)	$(324,063)
Proceeds from asset dispositions	334	13,476	14,188	14,667	50,523
Proceeds (payments) from derivative instruments, net	2,031	4,883	(1,868)	7,567	(18,510)
Net cash used in investing activities	$(61,873)	$(38,037)	$(59,012)	$(244,834)	$(292,050)
Cash flows from financing activities
Proceeds from long-term debt	$20,000	$25,000	$—	$130,000	$116,000
Repayment of long-term debt	(62)	(8,339)	(168)	(8,744)	(243,722)
Proceeds from Senior Notes	—	—	—	—	300,000
Principal payments under financing lease obligations	(100)	(557)	(680)	(2,102)	(2,683)
Debt extinguishment costs	(22)	(1,602)		(1,624)	—
Cash settlements of stock based awards		(10)		(10)	—
Payment of debt issuance costs and other financing fees	—	—	(1,564)	(20)	(9,136)
Treasury stock purchased	(3)	—	(64)	(1,174)	(4,936)
Net cash provided by (used in) financing activities	$19,813	$14,492	$(2,476)	$116,326	$155,523
Net increase (decrease) in cash, cash equivalents, and restricted cash	$1,061	$(11,114)	$(11,514)	$(14,851)	$9,714
Cash, cash equivalents, and restricted cash at beginning of period	21,534	32,648	48,960	37,446	27,732
Cash, cash equivalents, and restricted cash at end of period	$22,595	$21,534	$37,446	$22,595	$37,446

Non-GAAP Financial Measures and Reconciliations

Adjusted EBITDA is a Non-GAAP financial measure and is described and reconciled to net income in the table “Adjusted EBITDA Reconciliation, NON-GAAP.”

Cash G&A is a Non-GAAP financial measure and is described and reconciled to net income in the table “Cash G&A Reconciliation, NON-GAAP.”

Adjusted Net Income is a Non-GAAP financial measure and is described and reconciled to net income in the table “Adjusted Net Income Reconciliation, NON-GAAP.”

Adjusted EBITDA Reconciliation, Non-GAAP

	Three months ended			Twelve months ended
(in thousands)	December 31, 2019	September 30, 2019	December 31, 2018	December 31, 2019	December 31, 2018
Net loss	$(189,244)	$(130,935)	$78,945	$(468,948)	$33,442
Interest expense	6,537	5,994	4,068	22,666	11,383
Income tax expense	—	—	(77)	—	(77)
Depreciation, depletion, and amortization	27,615	28,021	24,123	109,633	87,888
Loss on impairment of oil and gas assets	169,694	147,686	20,065	430,695	20,065
Loss on impairment of other assets	781	—	—	7,188	—
Non-cash change in fair value of derivative instruments	25,548	(18,718)	(93,629)	40,765	(37,807)
Impact of derivative repricing	—	—	(1,699)	—	(5,649)
Loss on settlement of liabilities subject to compromise	—	—	—	—	48
Loss on extinguishment of debt	—	1,624	—	1,624	—
Interest income	(2)	(2)	(3)	(6)	(12)
Stock-based compensation expense (credit)	(776)	705	2,275	1,583	10,873
Loss (gain) on sale of assets	637	(141)	(17)	6	2,582
Restructuring, reorganization and other	5,867	1,587	382	9,287	2,344
Adjusted EBITDA	$46,657	$35,821	$34,433	$154,493	$125,080

Cash G&A Reconciliation, Non-GAAP

	Three months ended			Twelve months ended
(in thousands)	December 31, 2019	September 30, 2019	December 31, 2018	December 31, 2019	December 31, 2018
General and administrative	$10,773	$7,809	$10,075	$34,210	$38,793
Less:
Stock compensation, gross	(1,312)	873	2,375	2,208	13,402
Capitalized stock compensation	525	(222)	(115)	(722)	(2,543)
Severance costs	5,419	1,057	227	7,534	362
Plus:
Cash-settled RSUs, net	2	(29)	19	—	19
Cash G&A	$6,143	$6,072	$7,607	$25,190	$27,591

Production volumes (MBoe)	2,736	2,409	1,994	9,593	7,490

Cash G&A per Boe	$2.25	$2.52	$3.81	$2.63	$3.68

Adjusted Net Income Reconciliation, Non-GAAP

	Three months ended			Twelve months ended
(in thousands)	December 31, 2019	September 30, 2019	December 31, 2018	December 31, 2019	December 31, 2018
Net loss	$(189,244)	$(130,935)	$78,945	$(468,948)	$33,442
Loss on impairment of oil and gas assets	169,694	147,686	20,065	430,695	20,065
Loss on impairment of other assets	781	—	—	7,188	—
Non-cash change in fair value of derivative instruments	25,548	(18,718)	(93,629)	40,765	(37,807)
Impact of derivative repricing	—	—	(1,699)	—	(5,649)
Loss on extinguishment of debt	—	1,624	—	1,624	—
Restructuring, reorganization and other	5,867	1,587	382	9,287	2,344
Adjusted Net Income (a)	$12,646	$1,244	$4,064	$20,611	$12,395

Net loss per share:
Basic	$(4.14)	$(2.86)	$1.74	$(10.28)	$0.74
Diluted	$(4.14)	$(2.86)	$1.73	$(10.28)	$0.73
Basic weighted average shares (b)	45,733,993	45,716,522	45,338,906	45,637,338	45,288,980

Incremental dilutive shares added to denominator for Adjusted Net Income per share (c)	180,953	80,839	407,806	153,617	441,191

Adjusted Net Income per share:
Basic (a/b)	$0.28	$0.03	$0.09	$0.45	$0.27
Diluted (a/(b+c))	$0.28	$0.03	$0.09	$0.45	$0.27